GOTTEX MULTI-ALTERNATIVES FUND -- I, GOTTEX MULTI-ALTERNATIVES FUND -- II,
GOTTEX MULTI-ASSET ENDOWMENT FUND -- I and GOTTEX MULTI-ASSET ENDOWMENT FUND -- II
(each, the "Trust")

THE UNDERSIGNED, in his capacity as the initial Trustee of the Trust (the "Initial Trustee"), a Delaware statutory trust, does hereby consent to the adoption of the following preambles and resolutions, which preambles and resolutions shall be deemed to be adopted as of the date hereof:

APPROVAL OF ORGANIZATIONAL CONTRIBUTION
WHEREAS, it has been proposed that Gottex Fund Management Ltd. ("Gottex"), the investment adviser of the Trust, make a nominal investment of $100,000 in the Trust as an organizational contribution (the "Organizational Contribution"); and

WHEREAS, Article III, Section 3 of the Agreement and Declaration of Trust permits shares of beneficial interest of the Trust to be offered for sale and sold in such manner and at such times, and subject to such requirements and for such consideration, as may be determined from time to time by the Trustees, subject to applicable requirements of law, including the Investment Company Act of 1940, as amended; and

WHEREAS, it is proposed that Gottex be authorized to establish an interim, nominal cash account (the "Gottex Account"), solely for purposes of holding the Organizational Contribution, on behalf of the Trust, until such time as the Trust's custody account arrangements with UMB Bank, n.a.  ("UMB") are finalized and effective, at which point any balance in the Gottex Account shall be transferred immediately to such custody account with UMB (the "Transfer Condition"); now, therefore, be it

RESOLVED, that Gottex be, and hereby is, authorized to establish the Gottex Account, subject to the Transfer Condition; and further
RESOLVED, that the Organizational Contribution to be held in the Gottex Account be, and hereby is, accepted.

IN WITNESS WHEREOF, the undersigned has caused this consent to be duly executed on the 26th day of October, 2010.

By:	/s/ William J. Landes
Name: William J. Landes
Title: Trustee